Exhibit 10.1

ZipRealty Inc. Management Incentive Plan – Fiscal Year 2010

General Purpose: This ZipRealty Inc. (“Company”) Management Incentive Plan – Fiscal Year 2010 (“Plan”) is designed to motivate and retain the Company’s Management (as defined herein) to achieve the Company’s financial and operational goals for Fiscal Year 2010, as well as to retain such persons in the employ of the Company. Management as used in this Plan includes all employees of the Company holding the position of Vice President or higher. “Management” specifically excludes all District Directors, Sales Management, as defined in the Sales Management 2010 Incentive Plan, and other employees not specifically identified in this paragraph.

Duration: This Plan will be in effect for the Company’s fiscal year ending December 31, 2010 (“Fiscal Year 2010”) except as set forth below, meaning that the performance period determining whether bonuses will be paid upon satisfaction of performance objectives is Fiscal Year 2010 or the first half of Fiscal Year 2010 as set forth below (though some such payments, if earned, will be made following the end of this Fiscal Year as set forth below).

Plan Administrator: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) shall administer this Plan with respect to “Eligible Persons” (as defined below) who are executive officers of the Company, and the Company’s Chief Executive Officer, in consultation with the Committee, shall administer this Plan with respect to other Eligible Persons (as applicable, the “Administrator”).

Eligible Persons: Individuals eligible to earn an incentive payment under this plan (“Eligible Persons”) include Management who are employed by the Company during the applicable Performance Period (Mid Year or Annual), without interruption (except as set forth in the “Proration” section of this Plan), and (ii) on the date following completion of the Performance Period when the Administrator completes its review of performance, calculates and approves the payment of bonuses under this Plan.

Proration: In the sole discretion of the Administrator, a prorated incentive may be paid under this Plan for any member of Management who became eligible to participate in the Plan after the beginning of Fiscal Year 2010, or who was away from work for some portion of fiscal year 2010 due to an approved leave of absence. Additionally, in the sole discretion of the Administrator, a modified incentive amount may be paid under this Plan to any Eligible Person who works a reduced work schedule.

Incentive Pool:

Mid Year Incentive: The Committee, in consultation with the Company’s Chief Executive Officer will establish an incentive pool of funds available for payout of the Mid Year Incentive if the Company meets the Minimum revenue Target and a minimum Adjusted EBITDA of ($5.0m). For purposes of this Plan “Adjusted EBITDA” shall be defined as earnings before interest income or expense, income taxes, depreciation, amortization, and stock-based compensation.

Annual Incentive: The Committee, in consultation with the Company’s Chief Executive Officer will establish an incentive pool of funds available for payout of the Annual Incentive if the Company meets either the Minimum Revenue Target or the Minimum Adjusted EBITDA Target for the Annual Incentive.

Incentive Amount: Subject to the terms and conditions of this Plan, Eligible Persons may earn payment of “Incentive Amounts” determined as a percentage of annual base salary upon completion of the applicable performance period (June 30, 2010 or December 31, 2010) (“Base Salary”).

The Incentive Amounts will be determined as follows:

Eligible Persons may earn two incentives pursuant to this Plan, the first “Mid-Year Incentive” based on “Company Performance” (as defined below) and certain other business and performance metrics through June 30, 2010 and the second “Annual Incentive” based on Company Performance and certain other business and performance metrics for the full fiscal year 2010. Each of these Incentive Amounts shall be calculated as follows:

Mid Year Incentive

The Mid Year Incentive shall include the “Base Incentive” (defined below) and if applicable, additional incentives or multipliers set forth below and shall total 30% of each Eligible Person’s incentive opportunity for fiscal year 2010.

The Mid Year “Base Incentive” shall be measured based on Mid Year “Company Performance”, which for purposes of the Mid Year Incentive shall be defined as a measurement of the Company’s achievement of revenue at Performance Targets as set forth below. Company Performance for the Mid Year Incentive shall be measured against Mid Year Performance Targets. The Company must achieve a minimum Adjusted EBITDA of ($5.0m) as of June 30, 2010 for any eligible person to earn a Mid Year Incentive.

Base Incentive Calculation:

The Committee shall set forth Mid Year Performance Targets at “Minimum” “Target” and “Stretch” levels for revenue, based on Company Performance from January 1, 2010 through June 30, 2010, in its sole discretion, in consultation with the Chief Executive Officer. The Committee may also, in its sole discretion set forth any conditions that it deems appropriate, required for an incentive to be earned at each Target. Further, the Committee may, at any time, in its sole discretion modify any Performance Target(s) taking into account various factors, including but not limited to, general business and market conditions.

Total possible Mid Year Incentive Amounts for Eligible Persons shall be as follows:

Position	Minimum	Target	Stretch
CEO	23%	30%	38%
CFO	14%	18%	23%
Officer Vice President	9%	12%	15%
Non-Officer Vice President	7%	9%	11%

Incentives for Company Performance falling between the Performance Targets for each applicable metric shall be determined pursuant to a calculation approved by the Committee.

Multipliers:

The Base Incentive for Eligible Persons may be adjusted by application of multipliers based on the Company’s performance against Mid Year financial and operational metrics as set forth by the Committee. Each multiplier shall potentially increase the Base Incentive amount if the Company meets or exceeds the specified metric and shall potentially decrease the Base Incentive amount if the Company fails to achieve the specified metric. The ranges for these multipliers shall be as follows:

Multiplier 1: From .85 to 1.10 multiplied against the Base Incentive amount

Multiplier 2: From .90 to 1.05 multiplied against the Base Incentive amount

Multiplier 3: From .90 to 1.05 multiplied against the Base Incentive amount

Collectively, these multipliers may increase the Base Incentive amount by up to 1.21% or decrease the Base Incentive amount by up to .69%. The Committee may, in its sole discretion modify ranges for each multiplier taking into account various factors, including but not limited to, general business and market conditions.

Individual Performance Incentive:

In the event that the Committee establishes an incentive pool for payment of the Mid Year Incentive, the Committee may also establish a pool for payment of an additional incentive amount based on each Eligible Person’s performance in relation to his or her Individual Goals and Objectives for the first half of fiscal year 2010. The Committee shall determine in consultation with the Chief Executive Officer, which Eligible Persons if any, shall be entitled to such additional incentive and the amount of any applicable incentive. The Individual Performance Incentive amount shall be added to the Mid Year Incentive after the multipliers set forth above are applied to the Base Incentive. The multipliers shall not apply to the Individual Performance Incentive amount.

Annual Incentive

The Annual Incentive shall include the “Base Incentive” (defined below) and if applicable, additional incentives or multipliers set forth below and shall total 70% of each Eligible Person’s incentive opportunity for fiscal year 2010.

The Annual “Base Incentive” shall be measured based on Annual “Company Performance”, which for purposes of the Annual Incentive shall be defined as a measurement consisting of the following two metrics 1) the Company’s achievement of revenue Performance Targets (defined below), which shall make up 50% of the Base Incentive; and 2) the Company’s achievement of Adjusted EBITDA Performance Targets, which shall make up 50% of the Base Incentive. Company Performance for the Mid Year Incentive shall be measured against Mid Year Performance Targets.

Base Incentive Calculation:

The Committee shall set forth Annual Performance Targets at “Minimum” “Target” and “Stretch” levels for revenue and Adjusted EBITDA in its sole discretion, in consultation with the Chief Executive Officer. The Committee may also, in its sole discretion set forth any conditions that it deems appropriate, required for an incentive to be earned at each Target. Further, the Committee may, at any time, in its sole discretion modify any Performance Target(s) taking into account various factors, including but not limited to, general business and market conditions. Eligible Persons shall only be eligible to earn up to 50% of the Base Incentive for achievement of revenue at any of the Performance Targets below if the Company does not achieve positive Adjusted EBITDA for fiscal year 2010.

Total Possible Annual Base Incentive Amounts for Eligible Person shall be as follows:

Position	Minimum	Target	Stretch
CEO	53%	70%	88%
CFO	32%	42%	53%
Officer Vice President	21%	28%	35%
Non-Officer Vice President	16%	21%	26%

Incentives for Company Performance falling between the Performance Targets for each applicable metric shall be determined pursuant to a calculation approved by the Committee.

Multipliers:

The Base Incentive for Eligible Persons may be adjusted by application of multipliers based on the Company’s performance against financial and operational metrics as set forth by the Committee. Each multiplier shall potentially increase the Base Incentive amount if the Company meets or exceeds the specified metric and shall potentially decrease the Base Incentive amount if the Company fails to achieve the specified metric. The ranges for these multipliers shall be as follows:

Multiplier 1: From .85 to 1.10 multiplied against the Base Incentive amount

Multiplier 2: From .90 to 1.05 multiplied against the Base Incentive amount

Multiplier 3: From .90 to 1.05 multiplied against the Base Incentive amount

Collectively, these multipliers may increase the Base Incentive amount by up to 1.21% or decrease the Base Incentive amount by up to .69%. The Committee may, in its sole discretion modify ranges for each multiplier taking into account various factors, including but not limited to, general business and market conditions.

Individual Performance Incentive:

In the event that the Committee establishes an incentive pool for payment of the Annual Incentive, the Committee may also establish a pool for payment of an additional incentive amount based on each Eligible Person’s performance in relation to his or her Individual Goals and Objectives for fiscal year 2010. The Committee shall determine in consultation with the Chief Executive Officer, which Eligible Persons if any, shall be entitled to such additional incentive and the amount of any applicable incentive. The Individual Performance Incentive amount shall be added to the Annual Incentive after the multipliers set forth above are applied to the Base Incentive. The multipliers shall not apply to the Individual Performance Incentive amount.

Payment:

Earned incentives under this Plan shall be paid separately as set forth below:

Mid Year Incentive:

The Company will pay any Mid-Year Incentive through an award of restricted common stock of the Company (“Restricted Stock”) under the Company’s 2004 Equity Incentive Plan (the “Stock Plan”); provided that if the applicable share limits of the Plan have been exceeded the Company may settle Mid-Year Incentive payments in cash. The number of shares of Restricted Stock subject to a particular Eligible Person’s Restricted Stock award will equal that Eligible Person’s Mid-Year Incentive (expressed as a cash amount) divided by the Fair Market Value (as such term is defined in the Stock Plan) of a share of the Company’s common stock as of the date the Committee meets to determine the extent (if any) to which the Mid-Year Performance Targets have been achieved and to evaluate performance other business and personal performance metrics, and grant any corresponding awards of Restricted Stock, rounded down to the nearest whole share. The Restricted Stock will be granted no later than August 30, 2010. Of the total number of shares subject to a particular Eligible Person’s award, fifty percent 50% of the Restricted Stock will vest on January 1, 2011, subject to the Eligible Person’s continued employment by the Company or one of its Subsidiaries (as such term is defined in the Stock Plan) through that date, and the remainder of Restricted Stock will vest on July 1, 2011, subject to the Eligible Person’s continued employment by the Company or one of its Subsidiaries (as such term is defined in the Stock Plan) through that date. In the event the Eligible Person’s employment with the Company or one of its Subsidiaries terminates (regardless of the reason) before that vesting date, the Eligible Person’s Restricted Stock shall automatically be forfeited to the Company and the Company will have no obligation to make any payment to the Eligible Person in respect thereof or with respect thereto. At or promptly following the grant of shares of Restricted Stock in accordance with the foregoing, the Company will deliver an award agreement to each recipient of such a grant. The award agreement will set forth the number of shares awarded to the recipient and the detailed terms and conditions of the award. The grant will be subject to the terms and conditions of the Stock Plan (including, without limitation, the transfer limitations of Sections 7(c) and 12 of the Stock Plan, as applicable, the adjustment provisions of Section 13 of the Stock Plan, and the withholding provisions of Section 14 of the Stock Plan) and the applicable award agreement. The Company’s obligation to pay (in the form of a stock award or otherwise) any portion of a Mid-Year Incentive otherwise due to an Eligible Person is subject to the condition precedent that the Eligible Person agree to be bound by, execute and return to the Company (promptly after the Company delivers the applicable award agreement to the Eligible Person) the award agreement relating to the award of Company common stock to the Eligible Person and such escrow agreement or escrow instructions (in the form provided by the Company) that may relate to the Restricted Stock (each in substantially the customary form used by the Company in connection with its award of Restricted Stock under the Stock Plan). In addition, and notwithstanding any other provision of this Plan to the contrary, if the Company pays any Mid-Year Incentive in the form of Restricted Stock, in no event shall any portion of the related incentive under this Plan be considered to have been “earned” unless and until the vesting conditions applicable to such Restricted Stock have been satisfied.

Annual Incentive:

The Company will pay 15% of the Annual Incentive, through an award of restricted common stock of the Company (“Restricted Stock”) under the Company’s 2004 Equity Incentive Plan (the “Stock Plan”); provided that if the applicable share limits of the Plan have been exceeded the Company may settle Annual Incentive payments in cash. The number of shares of Restricted Stock subject to a particular Eligible Person’s Restricted Stock award will equal 15% of that Eligible Person’s Annual Incentive (expressed as a cash amount) divided by the Fair Market Value (as such term is defined in the Stock Plan) of a share of the Company’s common stock as of the date the Committee meets to determine the extent (if any) to which the Annual Performance Targets and applicable business and personal performance metrics have been achieved and grant any corresponding awards of Restricted Stock, rounded down to the nearest whole share. The Restricted Stock will be granted no later than February 28, 2011. All of the Restricted Stock subject to this portion of the Annual Incentive will vest on July 1, 2011, subject to the Eligible Person’s continued employment by the Company or one of its Subsidiaries (as such term is defined in the Stock Plan) through that date. In the event the Eligible Person’s employment with the Company or one of its Subsidiaries terminates (regardless of the reason) before that vesting date, the Eligible Person’s Restricted Stock shall automatically be forfeited to the Company and the Company will have no obligation to make any payment to the Eligible Person in respect thereof or with respect thereto. At or promptly following the grant of shares of Restricted Stock in accordance with the foregoing, the Company will deliver an award agreement to each recipient of such a grant. The award agreement will set forth the number of shares awarded to the recipient and the detailed terms and conditions of the award. The grant will be subject to the terms and conditions of the Stock Plan (including, without limitation, the transfer limitations of Sections 7(c) and 12 of the Stock Plan, as applicable, the adjustment provisions of Section 13 of the Stock Plan, and the withholding provisions of Section 14 of the Stock Plan) and the applicable award agreement. The Company’s obligation to pay (in the form of a stock award or otherwise) any portion of an Incentive otherwise due to an Eligible Person is subject to the condition precedent that the Eligible Person agree to be bound by, execute and return to the Company (promptly after the Company delivers the applicable award agreement to the Eligible Person) the award agreement relating to the award of Company common stock to the Eligible Person and such escrow agreement or escrow instructions (in the form provided by the Company) that may relate to the Restricted Stock (each in substantially the customary form used by the Company in connection with its award of Restricted Stock under the Stock Plan). In addition, and notwithstanding any other provision of this Plan to the contrary, if the Company pays any Annual Incentive in the form of Restricted Stock, in no event shall any portion of the related incentive under this Plan be considered to have been “earned” unless and until the vesting conditions applicable to such Restricted Stock have been satisfied.

The remaining portion of the Annual Incentive shall be a non-stock payment paid in a reasonable amount of time and in accordance with applicable law after the date when the Committee meets to determine the extent to which (if any) the Annual Performance Targets and applicable business and personal performance metrics were achieved. Earned Annual Incentives will be paid in accordance with the Company’s standard payroll procedures.

Performance Adjustment: The Administrator shall have discretion to adjust any Eligible Person’s Incentive Amount based on his or her job performance for Fiscal Year 2010 (the “Adjusted Incentive Amount”) by reducing or increasing the Incentive Amount as the Administrator, in its sole discretion deems appropriate, including elimination of the Incentive Award. The Administrator shall also have the discretion to determine that no Mid-Year Incentive Pool and/or Annual Incentive Pool will be funded.

Calculation and Approval: An Eligible Person’s Incentive Amount or Adjusted Incentive Amount, as determined in the manner set forth above, is that Eligible Person’s “Actual Incentive” with respect to Fiscal Year 2010. All calculations of each Actual Incentive must be approved by the Administrator with respect to such participant and the total amount of the aggregate incentive pool to be paid hereunder to all Eligible Persons must be approved by the Committee after such consultation with the Board as it deems appropriate.

Payouts: All amounts, if any, to be paid out hereunder shall be paid within a reasonable amount of time and in accordance with applicable law following determination by the Committee that there shall be a pool from which to make such payments with respect to Mid Year and Fiscal Year 2010 and calculation of applicable incentives. In all cases, amounts, if any, to be paid out hereunder shall be paid no later than March 15 of the year following the year in which the applicable amount is earned.

Future Incentive Periods: This Plan is in effect only with respect to Fiscal Year 2010. Nothing in this Plan provides for or implies the establishment or payment of any bonuses with respect to future periods.

Merger or Acquisition: The Board of Directors may modify this Plan, including terminate it without making payments hereunder, with respect to Fiscal Year 2010 in its sole discretion in the event of a merger or acquisition of the Company.

Administration: The Committee has sole and exclusive discretionary authority to interpret this Plan and adopt such rules and regulations for carrying out this Plan as it deems appropriate. The Committee may, in its discretion modify or terminate this Plan. Decisions by the Committee are final and binding on all parties to the maximum extent allowed by law.

Employment is Terminable At Will: Nothing in this Plan or in any award of Restricted Stock will interfere with or limit in any way the right of the Company or the right of any individual to alter or terminate the employment relationship at any time, with or without cause.

General Terms and Conditions: Amounts to be paid under this Plan in cash (as opposed to the grant of Restricted Stock) will be paid from the general funds of the Company. Nothing in this Plan will be construed to create a trust or establish any evidence of any individual’s claim of any right to payment other than as an unsecured general creditor of the Company. All payments to be made in cash (as opposed to the grant of Restricted Stock) will be made in the currency in which the individual is regularly paid.

Tax Withholding: All payments will be subject to the satisfaction of applicable federal, state, local or similar income withholding requirements and to any employment tax withholding requirements. The Company shall withhold all applicable amounts required by law from any payments hereunder. In the case of any delivery of Company common stock (including, without limitation, Restricted Stock) to an Eligible Person under this Plan, the Company may, in its discretion, withhold and reacquire the appropriate number of whole shares of Company common stock, valued at their then Fair Market Value (as defined in the Plan), from the portion of the stock award granted to the Eligible Person that is fully vested at grant to satisfy any withholding obligations of the Company or its subsidiaries with respect to such award (including the portion of such withholding obligations that relate to the Eligible Person’s Restricted Stock or making of an election under Section 83(b) of the Internal Revenue Code with respect thereto), with such withholding at the minimum applicable withholding rates. In the event that the Company cannot for any reason, or elects not to, satisfy all such withholding obligations arising in connection with the delivery of Company common stock (including, without limitation, Restricted Stock) in such fashion, the Company shall be entitled to require a cash payment by or on behalf of the Eligible Person of the amount to be withhold as a condition precedent to any obligation of the Company to deliver the related shares. To the extent an Eligible Person does not make an election under Section 83(b) of the Internal Revenue Code with respect to the grant of Restricted Stock, the Restricted Stock will be subject to the tax withholding provisions of the related award agreement.

Section 409A: All cash and Restricted Stock payable under this Plan is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (together, Section 409A) so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent any Eligible Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to an Eligible Participant.

Governing Law; Severability: This Plan will be construed, administered and governed in all respects in accordance with the internal laws of the State of California. In the event that any provision of this Plan is held illegal or invalid for any reason, such holding will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if the illegal and invalid provision had not been included.

Entire Agreement: This Plan including Addendum 1, which is incorporated herein by reference, and any resolutions of the Compensation Committee amending the Plan, is the entire understanding between the Company and any participant regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary or affiliate, or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Fiscal Year 2010 will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan (including, without imitation, the grant and payment of Restricted Stock) are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.

ZipRealty Inc. 2010 Management Incentive Plan: Addendum 1

Senior Vice President of Sales Supplemental Incentive

The Senior Vice President of Sales (“Participant”) shall be eligible to earn an annual “Supplemental Incentive”, in addition to the Incentive set forth in this Plan based on achievement of certain levels of average Agent productivity. This Incentive shall be calculated as a percentage of Participant’s base salary as of December 31, 2010, in accordance with average Agent productivity as follows:

Agent Productivity (total average Closed Transactions per month)	Incentive (percentage of base salary)
.98	29%
1.19	72%
1.31	100%

This annual Supplemental Incentive shall be calculated as of December 31, 2010 and shall not be earned until it has been calculated. Participant will only be eligible to earn the incentive levels set forth expressly herein. Incentives shall not be calculated linearly and thus, Participant must achieve the next level of Agent Productivity in order to earn an increased incentive payment.

This Supplemental Incentive shall be subject to all terms and conditions set forth in this Plan.